EXHIBIT 99.27

4411 South 40th St., Ste. D11 Phoenix, Arizona 85040 Telephone: (602) 437-5400 Fax: (602) 437-1681

	Investor Contact:	Company Contact:
FOR IMMEDIATE RELEASE	Neil Berkman Associates	Bradley E. Larson
	(310) 277-5162	Chief Executive Officer
	info@BerkmanAssociates.com	www.MeadowValley.com

Meadow Valley Provides Surety Bonding Update

     PHOENIX, ARIZONA, July 14, 2005 . . . MEADOW VALLEY CORPORATION (NASDAQ:MVCO) announced today that its current bonding company, XL Specialty Insurance (“XL”), is discontinuing its entire surety line of business, and is expected to eliminate all of its customers’ bonds in the near future. In phasing out its surety business, XL has significantly reduced the size of contracts for which it will provide bonds to Meadow Valley. This limitation applies primarily to public works construction projects. The Company noted that many of its private clients do not require a bond.

     Management of Meadow Valley is confident, but cannot assure, that it will be able to meet its bonding requirements in a timely manner with another surety company, and with a bonding program of sufficient magnitude to sustain the Company’s historical levels of bidding activity.

About Meadow Valley

     Meadow Valley Corporation, based in Phoenix, Arizona, is engaged in the construction industry as both a contractor and a supplier of construction materials. The Company’s construction services segment specializes in structural concrete construction of highway bridges and overpasses, and the paving of highways and airport runways while the Company’s construction materials operations provide concrete, gravel products and asphalt to itself and to other contractors. The Company’s current operations are concentrated in the Las Vegas and Phoenix metropolitan areas.

Forward-Looking Statements

     Certain statements in this release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products and services, product mix, the timing of new orders and contract awards, the impact of competitive products and pricing, excess or shortage of production capacity, and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

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